Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 33% increase in net income

LANSING, Mich., Jan. 4, 2011 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the second quarter of FY 2011, which ended Nov. 30, increased 33% from the previous year’s second quarter. Net income in the quarter rose to $6,110,000, or $0.26 per share, compared to the prior year’s $0.20.

Second quarter revenues increased 25% to $43,931,000, compared to the prior year’s $35,251,000. Year-to-date revenues for the first six months of fiscal year 2011 rose 28% to $86,853,000 from FY 2010’s $67,598,000. Current year-to-date net income for the same six-month period increased 33% to $11,935,000 from $9,006,000 in FY 2010, or to $0.51 per share compared to the prior year’s $0.39. The second quarter revenues and net income represent quarterly records for the 28-year-old company.

“While we are very pleased to report yet another solid quarter of revenue and earnings growth, an analysis of the growth is even more encouraging,” said James Herbert, Neogen’s chief executive officer and chairman. “The growth was the result of broad-based advancements throughout our market segments. It was a combination of a continual flow of new products from R&D and immediately accretive acquired product lines. The quarter showed indications that some customers are now more willing to make capital expenditures that had earlier been delayed.”

Operating income as a percentage of sales increased to 21.9% in the current quarter from the previous year’s comparable quarter of 20.5%. On a six-month basis, operating income is 22.1% of sales compared to 21.0% in the prior year.

“We’re extremely pleased to report another quarter where operating income exceeded 20% of sales since we view 20% as a benchmark of our success in controlling costs and achieving continuous improvement in operational efficiencies,” said Lon Bohannon, Neogen’s president and chief operating officer. “Another good indicator of our positive operational performance is that the increase in our profits from operations grew 33% quarter over quarter, a faster rate than our strong 25% increase in revenues for the quarter.”

The second quarter was the 71st consecutive profitable quarter from operations for the company, and the 75th quarter of the past 80 quarters when Neogen reported revenue increases as compared with the previous year — including the last 23 consecutive quarters.

“Even considering the effect of a negative currency exchange, we had another excellent quarter in generating cash. We have now produced $19.6 million in cash from operations for the first six months of the current fiscal year — compared to $28 million for all of last year,” said Richard Current, Neogen’s chief financial officer. “Given that our overall growth strategy continues to stress cash acquisitions as well as organic sales growth, cash on hand balances around $40 million are not excessive by any reasonable measure.”

Neogen’s Food Safety Division’s second quarter revenues increased 16% from $18,446,000 in FY 2010 to $21,341,000 in FY 2011. Year-to-date, the Food Safety Division’s revenues were up 21% to $43,593,000 for FY 2011. Sales growth in Food Safety was broad-based across multiple market segments and product lines for the quarter and on a year-to-date basis. Despite being negatively affected by currency translation, Neogen’s Scotland-based Neogen Europe subsidiary recorded a sales increase of 41% in the current quarter compared to the prior year, including sharp increases in sales of Acumedia® dehydrated culture media and food safety diagnostics.

Quarterly sales of Neogen’s BetaStar® Combo dairy antibiotic test, launched in April 2009, tripled when compared to the prior year quarter. Developed to comply with the European Union’s maximum residue levels, BetaStar Combo is the fastest single test for beta-lactam and tetracycline dairy antibiotics. Current fiscal year to date sales of the company’s test for histamine, a natural toxin of special concern to the tuna industry, increased nearly 40%.

Second quarter sales of Neogen’s Soleris® microbial detection system increased significantly led by a 33% increase in revenues for reader instruments. The Soleris system measures microbial growth by monitoring pH and other biochemical reactions that generate a color change as microorganisms grow and metabolize. The Food Safety division also saw a continuation in the quarter of strong increases in sales of the Acumedia dehydrated culture media that it offers to the cell culture market.

Neogen’s second quarter also saw strong double-digit percentage increases in sales of its foodborne pathogen tests for Salmonella and Listeria. The company’s recently introduced Reveal® 2.0 rapid pathogen detection tests were designed for accurate results, while simplifying testing protocols and enrichment procedures.

Led by performance of the April 2010 acquisition of the GeneSeek genetics service business, Neogen’s Animal Safety Division second quarter revenues increased 34% to $22,590,000, compared to $16,805,000 in the previous fiscal year. For FY 2011’s first six months, the Animal Safety Division’s sales increased 37% over the comparable period last year to $43,260,000.

GeneSeek, a leading commercial agricultural genetics laboratory, continued to exceed expectations in the second quarter with the sale of higher density DNA testing products, which are primarily used as discovery tools for breeding traits and disease susceptibility or resistance in cattle, pigs, and other species. GeneSeek also had an increase in sample volume for the lower density DNA testing products that are used more for breeding value predictions. Much of the increase came from growth with international customers in Canada, Australia, New Zealand, Brazil, and Europe.

Neogen’s sales of forensic diagnostics to detect drugs of abuse increased 30% as the company’s top accounts have increased the volume and breadth of their testing. Sales of rodenticides, cleaners and disinfectants in the quarter increased 13% over the prior year as Neogen strengthens its presence in the important agronomic and animal protein market segments. The quarter also saw sales of the company’s veterinary instruments grow 28% when compared to the prior year’s second quarter, spurred by increased sales of Neogen’s needle and syringe business.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2010	2009	2010	2009
Revenue
Food Safety	$21,341	$18,446	$43,593	$35,921
Animal Safety	22,590	16,805	43,260	31,677

Total revenue	43,931	35,251	86,853	67,598
Cost of sales	21,443	16,729	41,598	31,806

Gross margin	22,488	18,522	45,255	35,792
Other expenses
Sales & marketing	7,504	6,405	15,016	12,377
Administrative	3,714	3,191	7,576	6,082
Research & development	1,641	1,698	3,438	3,161

Total other expenses	12,859	11,294	26,030	21,620

Operating income	9,629	7,228	19,225	14,172
Other income (expense)	(119)	(18)	(490)	34

Income before tax	9,510	7,210	18,735	14,206
Income tax	3,400	2,600	6,800	5,200

Net income	$6,110	$4,610	$11,935	$9,006
Net income per diluted share	$0.26	$0.20	$0.51	$0.39

Other information:
Shares to calculate per share	23,729	23,050	23,599	22,933
Depreciation & amortization	$1,325	$1,016	$2,583	$2,027
Interest income	28	16	57	33
Gross margin (% of sales)	51.2%	52.5%	52.1%	52.9%
Operating income (% of sales)	21.9%	20.5%	22.1%	21.0%
Revenue increase vs. FY 2010	24.6%		28.5%
Net income increase vs. FY 2010	32.5%		32.5%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2010	May 31 2010
Assets
Current assets
Cash & investments	$44,392	$22,806

Accounts receivable	28,050	27,433

Inventory	31,433	31,316

Other current assets	4,253	4,465

Total current assets	108,128	86,020

Property & equipment	20,739	19,180

Goodwill & other assets	74,808	75,033

Total assets	$203,675	$180,233

Liabilities & Stockholders’ Equity
Current liabilities	$21,297	$17,033
Long-term debt	—	—

Other long-term liabilities	10,420	10,147
Stockholders’ equity-shares outstanding 23,115 in Nov. & 22,625 in May	171,958	$153,053

Total liabilities & stockholders’ equity	$203,675	$180,233

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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